Exhibit 99.1

Zentalis Pharmaceuticals Reports First Quarter 2025 Financial Results and Operational Progress

First patient dosed in DENALI Part 2a clinical trial of azenosertib in patients with Cyclin E1+ PROC

Topline data from DENALI Part 2 anticipated by year end 2026 with the potential to support an accelerated approval, subject to FDA feedback

$332.5 million cash, cash equivalents and marketable securities supports operational runway into late 2027

SAN DIEGO, Calif. — May 14, 2025 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company developing a potentially first-in-class and best-in-class WEE1 inhibitor for patients with ovarian cancer and other tumor types, announced financial results for the first quarter 2025 and highlighted recent operational progress.

"We continued advancement of azenosertib and made solid progress against our strategic goals in the first quarter. The initiation of DENALI Part 2 moves us into a new chapter as a late-stage development company focusing on a significant patient population in platinum-resistant ovarian cancer with limited choices." said Julie Eastland, Chief Executive Officer of Zentalis. “Our team remains focused on the enrollment and execution of DENALI. Zentalis is financially and organizationally well-positioned to continue advancing azenosertib as a potential treatment option for PROC patients.”

Program Highlights

•First patient dosed in Part 2 of the Phase 2 DENALI clinical trial.
◦In April 2025, the Company announced that the first patient had been dosed in Part 2a of the Phase 2 DENALI clinical trial (NCT05128825) of azenosertib in patients with Cyclin E1+ platinum-resistant ovarian cancer (PROC).
◦Part 2a is designed to confirm the primary dose-of-interest with a target enrollment of approximately 30 patients at each of two dose levels: 400mg QD 5:2 and 300mg QD 5:2 (intermittent daily dosing with a five days on, two days off dosing schedule).
◦The Company expects to disclose topline data from DENALI Part 2 (Part 2a and Part 2b) by year end 2026. DENALI Part 2, if successful, has the potential to support an accelerated approval, subject to FDA review.

•Azenosertib clinical data demonstrated clinically meaningful response rates and a consistent therapeutic profile.
◦Previously disclosed clinical data from Part 1b of the DENALI study showed clinically meaningful results in patients with Cyclin E1+ PROC. As of the January 13, 2025 data cutoff, patients who were response-evaluable (n=43) had an objective response rate (ORR) of 34.9% and a median duration of response (mDOR) of 6.3 months. The mDOR is subject to change as there were patients with ongoing responses as of the cutoff date.
◦Across multiple monotherapy studies of azenosertib with significant sample sizes, as of the December 2, 2024 data cutoff, azenosertib demonstrated meaningful antitumor activity (ORR >30% at 400mg QD 5:2) and a manageable safety profile in Cyclin E1+ PROC patients.

Upcoming Events

•Zentalis plans to participate in the following scientific and medical conference:
◦American Society of Clinical Oncology (ASCO) Annual Meeting – May 30 to June 3 in Chicago, IL
◦NRG Oncology Summer Meeting - July 24 to 26 in Washington, D.C.

•Zentalis plans to participate and present in the following investor events:
◦H.C. Wainwright 3rd Annual BioConnect Investor Conference – May 20 in New York, NY
◦TD Cowen’s 6th Annual Oncology Innovation Summit – May 27 Virtual
◦Jefferies Healthcare Conference – June 4 in New York, NY

First Quarter 2025 Financial Results

•Cash, Cash Equivalents and Marketable Securities Position: As of March 31, 2025, the Company had cash, cash equivalents and marketable securities of $332.5 million, which includes $12.2 million representing the March 31, 2025 fair value of Immunome common stock received by the Company from the sale of its ROR1 antibody-drug conjugate (ADC) product candidate and ADC platform to Immunome in October 2024. The Company believes that its existing cash, cash equivalents and marketable securities as of March 31, 2025 will be sufficient to fund its operating expenses and capital expenditure requirements into late 2027.

•Research and Development Expenses: Research and development expenses for the three months ended March 31, 2025 were $27.2 million, compared to $49.6 million for the three months ended March 31, 2024. The decrease of $22.4 million was primarily due to decreases of $10.7 million for clinical expenses, $4.8 million for drug manufacturing, $3.5 million for lab services and $5.1 million related to consulting and personnel expenses including non-cash stock-based compensation. These decreases were partially offset by a one-time impairment charge of $1.2 million related to the disposal of research and development equipment and an increase of $0.5 million of allocated overhead.

•General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2025 were $10.6 million, compared to $15.7 million during the three months ended March 31, 2024. This decrease of $5.1 million was primarily attributable to non-cash stock-based compensation.

•Operating Expenses: Total operating expenses were $45.6 million for the three months ended March 31, 2025, compared to $65.3 million for the three months ended March 31, 2024. Total operating expenses for the first quarter of 2025 include the non-recurring restructuring expenses of $7.8 million associated with the strategic restructuring announced in January 2025.

About Azenosertib

Azenosertib is a novel, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated as a monotherapy and combination clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

About DENALI Clinical Trial

DENALI is a multi-part Phase 2 clinical trial studying azenosertib in platinum-resistant ovarian cancer (PROC) patients. Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg 5:2(intermittent daily dosing with a five days on, two days off dosing schedule). Interim results from Part 1b were presented at the Society of Gynecologic Oncology (SGO) 2025 Annual Meeting. Part 2 is ongoing and is enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis’ proprietary immunohistochemistry cutoff. Part 2 includes Part 2a, a dose confirmation portion evaluating two doses, 300mg 5:2 and 400mg 5:2, and Part 2b, a portion designed to complete enrollment at the selected dose. Part 2, in total, is designed for accelerated approval, pending study outcome and discussions with the U.S. Food and Drug Administration.

About Zentalis Pharmaceuticals

Zentalis® Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing azenosertib (ZN-c3), a potentially first-in-class and best-in-class WEE1 inhibitor for patients with Cyclin E1+ platinum-resistant ovarian cancer (PROC). Azenosertib is being evaluated as a monotherapy and in combination across multiple tumor types in clinical trials and has broad franchise potential. In clinical trials, azenosertib has been well tolerated and has demonstrated anti-tumor activity as a single agent across multiple tumor types. The Company is also leveraging its extensive experience and capabilities to translate its science to advance research on additional areas of opportunity for azenosertib outside PROC. Zentalis has operations in San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on X/Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential of azenosertib; our anticipated milestones and the timing thereof, including the anticipated timing of clinical data disclosures; the potential to advance research on additional areas of opportunity for azenosertib outside PROC; our anticipated cash runway; the potential for azenosertib to be first-in-class and best-in-class; the broad franchise potential of azenosertib; the planned design of our clinical trials, including DENALI Part 2; our positioning to execute; our planned clinical development strategy and regulatory strategy for azenosertib and the timing thereof, including the potential for DENALI Part 2 to support an accelerated approval; and our plans to participate in conferences and events. The terms “advance,” “anticipated,” “believe,” “continue,” “design,” “expect,” “goal,” “opportunity,” “plan,” “potential,” “progress,” “projected,” “runway,” “target,” “well-positioned,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our plans, including the costs thereof, of development of companion diagnostics; our substantial dependence on the success of azenosertib; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
License Revenue	$—	$40,560
Operating Expenses
Research and development	27,247	49,585
General and administrative	10,580	15,740
Restructuring	7,796	—
Total operating expenses	45,623	65,325
Loss from operations	(45,623)	(24,765)
Other Income (Expense)
Investment and other (expense) income, net	(2,656)	34,948
Net (loss) income before income taxes	(48,279)	10,183
Income tax expense	—	143
Net loss	(48,279)	10,040
Net loss attributable to noncontrolling interests	—	(28)
Net (loss) income attributable to Zentalis	$(48,279)	$10,068
Earnings per share
Basic	$(0.67)	$0.14
Diluted	$(0.67)	$0.14
Weighted average common shares outstanding
Basic	71,678	70,898
Diluted	71,678	71,192

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of March 31,	As of December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$332,453	$371,084
Working capital (1)	293,452	333,341
Total assets	384,021	430,337
Total liabilities	88,639	93,151
Total Zentalis equity	$295,382	$337,186

(1) The Company defines working capital as current assets less current liabilities.

Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com